April 18, 2002

UNION PLANTERS CORPORATION ANNOUNCES STOCK SPLIT AND QUARTERLY DIVIDEND

      Memphis, Tennessee -- The Board of Directors today declared a three- for-two stock split, in the form of a 50% stock dividend, on the shares of Union Planters Corporation Common Stock. The additional shares will be payable on June 6, 2002 to shareholders of record at the close of business on May 22, 2002.  As a result of the stock split, shareholders of record will receive one additional share for every two shares held, and cash will be paid in lieu of any fractional shares. Union Planters stock price listings will reflect the three-for-two stock split beginning June 7, 2002.

“Union Planters just announced record earnings of $125.9 million, or $.91 per diluted share, for the first quarter of 2002, and we continue to demonstrate strong growth,” said Jackson W. Moore, Chairman, President and Chief Executive Officer.  “We feel that this stock split supports our commitment to building shareholder value by increasing the availability of our stock and improving its marketability.”

The board also declared a quarterly cash dividend of $.50 per share on Union Planters Corporation Common Stock and on Union Planters Corporation 8% Series E Preferred Stock.  Both cash dividends are payable May 15, 2002 to shareholders of record at the close of business on May 1, 2002.  The cash dividends are payable prior to the above-mentioned stock split and the per share amounts of the dividends will not be affected by the stock split.  The per share amounts of any cash dividends which may be declared by the board in the future would reflect the impact of the stock split.

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For additional information:

      Bobby L. Doxey

      Senior Executive Vice President

      and Chief Financial Officer

      (901) 580-5540